Exhibit 5.1

December 20, 2012

Alon USA Partners, LP

12700 Park Central Drive, Suite 1600

Dallas, Texas 75251

Ladies and Gentlemen:

We have acted as counsel for Alon USA Partners, LP, a Delaware limited partnership (the “Partnership”), in connection with the Partnership’s registration under the Securities Act of 1933, as amended (the “Act”), of the offer and sale of an aggregate of 3,125,000 common units representing limited partner interests in the Partnership (the “Common Units”), pursuant to the Partnership’s registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on November 20, 2012, which Common Units may be issued from time to time in accordance with the terms of the Alon USA Partners, LP 2012 Long-Term Incentive Plan (the “Plan”).

In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Partnership and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) the Plan, (iii) certain resolutions adopted by the board of directors of Alon USA Partners GP, LLC, the general partner of the Partnership, and (iv) such other certificates, instruments, and documents, including but not limited to the First Amended and Restated Agreement of Limited Partnership of Alon USA Partners, LP (the “Partnership Agreement”), as we have considered necessary for purposes of this opinion letter. As to any facts material to our opinions, we have made no independent investigation or verification of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Partnership.

We have assumed (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authority of all persons signing all documents submitted to us on behalf of the parties to such documents, (iv) the authenticity of all documents submitted to us as originals, (v) the conformity to authentic original documents of all documents submitted to us as copies, (vi) that all information contained in all documents reviewed by us is true, correct and complete, and (vii) the Common Units will be issued in accordance with the terms of the Plan.

Based on the foregoing and subject to the limitations set forth herein, and having due regard for the legal considerations we deem relevant, we are of the opinion that the Common Units have been duly authorized and, when the Common Units are issued by the Partnership in accordance with the terms of the Plan and the instruments executed pursuant to the Plan, which govern the awards to which Common Units relate, will be validly issued, fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607, and 17-804 of the Delaware Revised Uniform Limited Partnership Act).

This opinion is limited in all respects to the Delaware Revised Uniform Limited Partnership Act, as interpreted by federal courts and the courts of the State of Delaware, and we do not express any opinion as to the laws of any other jurisdiction. We express no opinion as to any matter other than as expressly set forth above, and no opinion on any other matter may be inferred or implied herefrom. The opinions expressed herein are rendered as of the date hereof and we expressly disclaim any obligation to update this letter or advise you of any change in any matter after the date hereof.

The opinions expressed herein are rendered to you in connection with the Registration Statement. The opinions expressed herein may not be relied upon by you for any other purpose, or be furnished to, quoted to or relied upon by any other person, firm or corporation or for any other purpose.

This opinion letter may be filed as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.